UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 29, 2009
Willis Group Holdings Limited
(Exact Name of Registrant as Specified in Its Charter)
Bermuda
(State or Other Jurisdiction of Incorporation)

001-16503	98-0352587

(Commission File Number)	(IRS Employer Identification No.)
c/o Willis Group Limited
51 Lime Street
London EC3M 7DQ, England

(Address of Principal Executive Offices)
(44) (20) 7488-8111

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 22, 2009, Willis North America Inc., a Delaware corporation (the “Issuer”), Willis Group Holdings Limited, a Bermuda company and parent company of the Issuer (the “Parent”) and Willis UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition plc, TA IV Limited and Willis Group Limited (each a company organized under the laws of England and Wales, and, together with Parent, the “Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Banc of America Securities LLC and J.P. Morgan Securities Inc., as the representatives of the several underwriters named therein (the “Underwriters”), in connection with the offer and sale of $300 million aggregate principal amount of the Issuer’s 7.0% Senior Notes due 2019, fully and unconditionally guaranteed by the Guarantors (the “Notes”). The Notes are being sold in a public offering pursuant to a registration statement on Form S-3 (File No. 333 -160129) and a related preliminary prospectus supplement and prospectus supplement filed with the Securities and Exchange Commission.
The Notes will be issued pursuant to a base indenture (the “Indenture”) dated July 1, 2005 among the Issuer, the guarantors named therein and The Bank of New York (now known as The Bank of New York Mellon), as trustee (the “Trustee”), as amended to date and as further amended by the fourth supplemental indenture dated as of September 29, 2009 between the Issuer, the Guarantors and the Trustee (the “Fourth Supplemental Indenture”).
The Notes will mature on September 29, 2019 and interest will be paid on March 15 and September 15 of each year, commencing March 15, 2010. The interest rate payable on the notes will be subject to adjustment from time to time if either of the debt ratings assigned to the Notes is downgraded to a non-investment grade rating.
The Notes are senior unsecured obligations of the Issuer and rank equally with all of the Issuer’s existing and future senior debt, including the 5.125% senior notes due 2010, the 5.625% senior notes due 2015, the 6.200% senior notes due 2017, its guarantee of Trinity Acquisition plc’s existing 12.875% senior notes due 2016 and any debt under the senior credit facilities. The Notes will be senior in right of payment to all of the Issuer’s future subordinated debt and will be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.
The Issuer may redeem the Notes prior to maturity in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points.
The Issuer received net proceeds, after underwriting discounts and expenses, of approximately $296 million, which the Issuer intends to use to purchase any and all of its outstanding 5.125% senior notes due 2010 that are validly tendered and accepted for payment under the cash tender offer announced on September 22, 2009. Any remaining proceeds will be used for general corporate purposes.

The foregoing disclosure of the Underwriting Agreement, the Indenture and the Fourth Supplemental Indenture is qualified in its entirety by reference to the Underwriting Agreement, the Indenture and the Fourth Supplemental Indenture. The Indenture has been included as Exhibit 4.1 to the Parent’s Current Report on Form 8-K, filed on July 1, 2005, and the Underwriting Agreement was filed as Exhibit 1.1 to the Parent’s Current Report on Form 8-K, filed September 28, 2009. The Fourth Supplemental Indenture is filed as Exhibit 4.1 hereto.
Weil, Gotshal & Manges, LLP, counsel to the Parent, has issued an opinion to the Parent, dated September 29, 2009, regarding the legality of the senior notes and the guarantees upon issuance thereof. A copy of the opinion is filed as Exhibit 5.1 hereto.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 concerning the Parent’s direct financial obligation is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description

4.1.	Fourth Supplemental Indenture, dated as of September 29, 2009.

5.1	Opinion of Weil, Gotshal & Manges LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIS GROUP HOLDINGS LIMITED
Date: September 29, 2009	By:	/s/ Patrick C. Regan
		Name:	Patrick C. Regan
		Title:	Group Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Fourth Supplemental Indenture, dated as of September 29, 2009

5.1	Opinion of Weil, Gotshal & Manges LLP

5